Exhibit 10.1

February 8, 2024

Indrani Franchini

at the address on file with

Alnylam Pharmaceuticals, Inc.

Dear Indrani,

This letter agreement is to summarize the terms of the separation package to which you and Alnylam Pharmaceuticals, Inc. (the “Company”) have agreed. Please read this letter agreement, which includes a general release (this “Letter Agreement”), carefully. If you are willing to agree to its terms, please sign in the space provided below and return it to me so that your separation benefits can begin. Please note that, in order to be effective, you cannot sign this Letter Agreement until after the Separation Date (as defined below), and must do so no later than March 5, 2024 if you want to accept its terms.

1. Your separation will become effective and your employment with the Company will terminate at the end of the business day on March 1, 2024 (the “Separation Date”), as long as you satisfactorily perform your job duties and comply with all Company rules, policies and procedures through the Separation Date. If you remain employed through the Separation Date, you will be paid through that date and for unused and accrued vacation time (if any) as of the Separation Date, less lawful deductions.

2. After the Separation Date, except as provided below, you will not be entitled to receive any benefits paid by or participate in any benefit programs offered by the Company to its employees. Your coverage under the Company’s health plan will continue through the Separation Date. You will receive, under separate cover, information concerning your right, if any, to continue your health insurance benefits after that date in accordance with COBRA. The Indemnification Agreement between you and the Company shall remain in full force and effect. Furthermore, the terms and benefits of the Indemnification Agreement shall apply to all activities undertaken by you in the performance of consulting services for the Company during the Consulting Period.

3. In consideration for signing this Letter Agreement and in compliance with the promises made in this Letter Agreement, and in the event you sign this Letter Agreement and return it to me within the time period set forth in Paragraph No. 8 and do not revoke your acceptance pursuant to Paragraph No. 9 below, the Company agrees as follows:

a.

The Company will pay you twelve (12) months of severance pay (in the form of salary continuation) at your current base salary rate, less lawful deductions (for a total gross severance amount of $597,000.00, less lawful deductions) (the “Severance Payment”). The Severance Payment will be paid in equal cash installments on the Company’s regular bi-weekly paydays over a period of twelve (12) months after the Separation Date (the “Severance Period”), commencing with the Company’s first regular payday after the expiration of the revocation period set forth in Paragraph No. 9. At the Company’s discretion, the initial salary continuation payment may include a catch-up payment to cover amounts between the Separation Date and the date that the first installment payment is made. For the avoidance of doubt, the Severance Period will end by no later than March 15, 2025.

675 West Kendall Street – Henri A. Termeer Square • Cambridge MA, 02142

main 617.551.8200 • www.alnylam.com

b.

Provided that you are eligible for and properly elect to continue your health coverage under the Company’s group health plan under COBRA, the Company will contribute toward the cost of your COBRA premium in the same amount as if you were actively employed, with such contribution ending on the earlier of (i) March 1, 2025 or (ii) the date on which you become eligible for coverage under the group health plan of another employer (the “COBRA Subsidy Period”), in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), and subject to the eligibility requirements and other terms and conditions of such coverage. The time period during which you continue to pay the employee contribution rate shall be part of your 18-month eligibility period under COBRA. You acknowledge that if you properly elect COBRA during the time that the Company is contributing towards the cost of your COBRA premium, you will be required to pay your portion of the COBRA premium directly to the Company’s COBRA administrator and, after the COBRA Subsidy Period, you will be required to pay the full cost of any COBRA coverage for the remainder of the COBRA period. You agree to notify the Company immediately if you become eligible for coverage under the group health plan of another employer during the COBRA Subsidy Period.

c.

You will receive a lump sum payment in lieu of the fiscal 2023 annual incentive plan bonus payment you would otherwise be entitled to under the Company’s Annual Incentive Plan, provided you were actively employed on the bonus payment date. The amount of such payment will be the amount that would have been payable to you pursuant to the Company’s Annual Incentive Plan for the 2023 fiscal year had you remained actively employed by the Company on the bonus payment date, based on your target bonus opportunity, as adjusted by the corporate multiplier determined by the Company’s Board of Directors, and without any further adjustment for individual performance or otherwise.

The amount payable pursuant to this Paragraph No. 3 will be paid in one cash lump sum, less lawful deductions, on the first regular Company payday after the expiration of the revocation period set forth in Paragraph No. 9.

d.

For a period of twelve (12) months following your Separation Date (your “Consulting Period”), you agree to provide consulting services to the Company with respect to the types of matters that were subject to your purview as a Company employee for up to ten (10) hours per month, as requested by the Company, with reasonable advance notice. In consideration for such consulting services, in addition to the benefits described herein and subject to the terms of the applicable plan and award documents, equity awards previously granted to you as of the Separation Date will continue to vest through the duration of the Consulting Period (concluding at the end of the Consulting Period) and any option award shall remain exercisable for three (3) months following the last day of the Consulting Period (but in no event after the final exercise date for any award), provided that you do not materially breach your obligations hereunder or under your Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (as referred to in Paragraph 7), and then fail to cure such breach within thirty (30) days after receiving written notice thereof from the Company if the Company, in its sole determination, believes the breach is capable of being cured. You will not be entitled to receive any additional equity awards on or after the Separation Date. For the avoidance of doubt, if, during the Consulting Period, there is a Change-in-Control of the Company that results in the acceleration of vesting of outstanding equity awards for all active employees, your outstanding equity awards will be treated in the same manner. In addition, you agree that the salary continuation payments set forth in subparagraph 3(a) above will fully compensate you for any consulting services provided by you and that you are not entitled to any additional compensation for such services, unless you and the Company agree to consulting services beyond ten (10) hours in a month, in which case the Company will pay you $500 per hour or portion thereof. For the avoidance of doubt, any cooperation you may provide pursuant to Paragraph No. 13 below does not constitute consulting services under this provision.

e.

The Company will provide you with paid outplacement services through Keystone Partners or another vendor chosen by the Company for a period of up to 12 months from the expiration of the revocation period set forth in Paragraph No. 9. The scope of such outplacement services will be decided upon by the Company.

f.

The Company will reimburse up to $15,000 of legal fees and expenses that you reasonably incur in connection with the negotiation and preparation of this Letter Agreement as soon as reasonably practicable following the date hereof but no later than December 31, 2024, subject to you providing documentation satisfactory to the Company confirming this expenditure.

g.

The Company will not actively contest any claim you make for unemployment compensation benefits; provided, however, that nothing herein shall require the Company to make any false or misleading statements to any government entity.

4. You understand and agree that the monies and/or benefits described in Paragraph No. 3 above, are provided in return for you signing this Letter Agreement and fulfilling all of the promises contained in this Letter Agreement.

5. In consideration of the payments to be made by the Company to you as set forth in Paragraph No. 3 above and the promises contained in this Letter Agreement, you voluntarily and of your own free will agree to release, forever discharge and hold harmless Alnylam Pharmaceuticals, Inc., its subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns (collectively, the “Released Parties”) from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, that have arisen through the date you execute this Letter Agreement, including, but not limited to: Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Dodd-Frank Act; the Sarbanes-Oxley Act of 2002; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour Laws, G.L. c. 151 § 1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq.; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H, the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; the New York State Executive Law (including its Human Rights Law); the New York Equal Pay Law; the New York Non-Discrimination for Legal Activities Law; the New York Whistleblower Law; the New York Workers’ Compensation Law; the New York wage and hour and wage payment laws and regulations; the New York Paid Sick Leave Law; the New York False Claims Act; the New York Criminal and Consumer Background Laws, N.Y. Gen. Bus. Law Sec. 380-B et seq.; the Non- Discrimination and Anti-Retaliation Provisions of the New York Workers’ Compensation Law and the New York Disabilities Law; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York Occupational Safety and Health Laws; the New York Fair Credit Reporting Act; the New York Constitution; the New York City Administrative Code and Charter (including its Human Rights Law); the New York City Earned Safe and Sick Time Act; the New York City Temporary Schedule Change Law; the New York City Human Rights Law; the New York City Civil Rights Law; or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. In addition, if any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other releasee identified in this Letter Agreement is a party.

FOR THE AVOIDANCE OF DOUBT, THIS GENERAL RELEASE IS INTENDED TO RELEASE ANY AND ALL CLAIMS YOU MAY HAVE UNDER THE MASSACHUSETTS WAGE ACT OR ANY OTHER STATE OR LOCAL LAW AND IS INTENDED TO RESOLVE ANY AND ALL DISPUTES RELATED TO WAGES, COMMISSIONS, OR OTHER COMPENSATION.

Notwithstanding the foregoing, you are not waiving any rights you may have to (a) your own vested accrued employee benefits under the Company’s retirement and benefit plans as of the Separation Date; (b) outstanding equity awards (e.g. stock options and PSUs) granted to you that are vested as of the date hereof or that vest as of the end of your Consulting Period and related agreements entered into with you under the Company’s equity plans; (c) your right to reimbursement for any timely submitted out-of-pocket business expenses authorized to be incurred and reimbursed pursuant to Company policies, as of your Separation Date, (d) rights pursuant to the Indemnification Agreement, for the term specified therein and any other rights, to the extent applicable, for defense and indemnification for actions taken by you in the course and scope of your employment with the Company and/or its subsidiaries and affiliates; (e) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (f) pursue claims which by law cannot be waived by signing this Letter Agreement; (g) enforce this Letter Agreement; and/or (h) challenge the validity of this Letter Agreement.

6. Except as otherwise required by law, neither you nor your attorneys, or any person acting by, through, under or in concert with you or them, shall disclose to anyone, either directly or indirectly, any of the terms of or amount paid under this Letter Agreement or the negotiation thereof to any individual or entity (other than to state that the Company has filed this Letter Agreement as a public document), except your immediate family, attorneys, financial advisors, accountants and tax preparation professionals, provided that they agree to keep such information strictly confidential. This includes, but is not limited to, present or former employees of the Company and other members of the public. You further agree, subject to the exceptions noted in Paragraph No. 11, not to make or publish any written or oral disparaging or defamatory statements regarding the Company, and its current and former employees, officers, directors and agents. Violation of this paragraph shall be deemed a material breach of this Letter Agreement. Notwithstanding the confidentiality obligations set forth in this Paragraph No. 6 or elsewhere in this Letter Agreement, you understand that, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (as opposed to information protected from disclosure by the attorney-client privilege) that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You further understand that if a court of law or arbitrator determines that you misappropriated Company trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this Paragraph No. 6, then the Company may be entitled to an award of exemplary damages and attorneys’ fees against you.

7. You hereby acknowledge and reaffirm the validity of the existing Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement between you and the Company (the “Restrictive Covenant Agreement”), except that the Company will not seek to enforce any non-competition restrictions contained in Paragraph 9 of the Restrictive Covenant Agreement, and otherwise subject to the exceptions noted in Paragraph No. 11. You understand that the Company would not provide you with the benefits under this Letter Agreement but for your acknowledgment of these obligations. You also affirm that you will return to the Company as soon as practicable all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, wireless handheld devices, cellular phones, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment. You further understand and agree that your obligations under this paragraph are material terms of this Letter Agreement, and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this paragraph.

8. You are afforded until March 5, 2024, a period of more than 21 days from receipt of this Letter Agreement, to consider the meaning and effect of this Letter Agreement, but that you may not sign it until after the Separation Date. You are advised to consult with an attorney and you acknowledge that you have had the opportunity to do so. You agree that any modifications, material or otherwise, do not restart or affect in any manner the original consideration period for the separation proposal made to you. If you do not sign and return the Letter Agreement within the time frame set forth in this paragraph, you will not be eligible to receive the monies and benefits set forth in Paragraph No. 3 above.

9. You may revoke your acceptance of this Letter Agreement for a period of seven (7) business days following the day you sign this Letter Agreement. Any revocation within this period must be submitted, in writing, to Kelley Boucher, Chief Human Resources Officer and state, “I hereby revoke my acceptance of the Letter Agreement.” The revocation must be sent to Ms. Boucher by email at kboucher@alnylam.com or personally delivered to Ms. Boucher at Alnylam Pharmaceuticals, Inc., 675 West Kendall Street – Henri A. Termeer Square, Cambridge, MA 02142, or postmarked within seven (7) business days of execution of this Letter Agreement. This Letter Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts or New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

10. This Letter Agreement, which will be construed under Massachusetts law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Letter Agreement. You agree that any claims or causes of action which arise out of or relate in any way to your employment with the Company, including any related to this Letter Agreement shall be instituted and litigated only in, and you voluntarily submit to the jurisdiction over your person by, the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Letter Agreement, are the only courts of competent jurisdiction). You and the Company waive the right to a trial by jury with respect to any such claims or causes of action or other proceeding to the maximum extent allowed by law.

11. Nothing in this Letter Agreement prohibits, prevents, or otherwise limits you from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., EEOC, MCAD, NLRB, SEC) or in any legislative or judicial proceeding nor does anything in this Letter Agreement preclude, prohibit or otherwise limit, in any way, your rights and abilities to contact, communicate with or report unlawful conduct, or provide documents, to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. In addition, nothing in this Letter Agreement, including but not limited to the release of claims nor the confidentiality, non- disparagement, cooperation, and/or return of property clauses, prohibit you from: (1) reporting possible violations of federal or other law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal or other law or regulations; or (3) filing a charge or complaint or otherwise fully participating in any governmental whistleblower programs, including but not limited to any such programs managed or administered by the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission and/or the Occupational Safety and Health Administration. You are not required to notify or obtain permission from the Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity. Moreover, nothing in this Letter Agreement prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such governmental whistleblower programs.

12. You affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits are due to you, except as provided in this Letter Agreement. You further affirm that you have no known workplace injuries or occupational diseases, have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or other applicable law, and that you have disclosed, or will disclose prior to the execution of this Letter Agreement, any and all known or suspected violations of law or government regulations by anyone at the Company. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

13. You agree, for the period beginning on the Separation Date and ending one year after the end of the Consulting Period, to cooperate with the reasonable requests of the Company and/or its counsel for information or assistance, including related to the Company’s (a) business, internal investigation or review of compliance, legal or any other issues, (b) response to any lawfully served civil or criminal subpoenas, and (c) defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which the you were employed with the Company. For the avoidance of doubt, the term “cooperation” does not mean that you must provide information that is favorable to the Company; it means only that you will provide information within your knowledge and possession upon the Company’s request made upon reasonable written notice, and subject to the exceptions noted in Paragraph No. 11.

14. You agree that neither this Letter Agreement, nor the furnishing of consideration for this Letter Agreement, shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

15. Tax Matters.

a. Withholding. The Company shall be entitled to withhold from any amounts payable under this Letter Agreement any federal, state, local or foreign withholding or other payroll taxes or charges which the Company is required to withhold.

b. Section 409A.

i. It is intended that this Letter Agreement and all payments and benefits referenced herein shall be exempt from, and, to the extent not exempt, comply with, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and to the maximum extent possible this Letter Agreement will be interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

ii. For purposes of Section 409A, your right to receive installment payments pursuant to this Letter Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

iii. Any other provision of this Letter Agreement to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes “deferred compensation” subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

iv. A termination of employment will not be deemed to have occurred for purposes of any provision of this Letter Agreement providing for the payment of any amounts or benefits that constitute “deferred compensation” subject to Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Letter Agreement to your “termination”, “termination of employment” or like terms will mean your “separation from service” with the Company, and the date of such separation from service will be the date of termination for purposes of any such payment or benefit.

v. Notwithstanding any other provision of this Letter Agreement to the contrary, if, at the time of your separation from service, you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), then the Company will defer the payment or commencement of any “deferred compensation” subject to Section 409A that is payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). The Company will determine in its sole discretion all matters relating to who is a “specified employee” and the application of and effects of the change in such determination.

16. Should any provision of this Letter Agreement (other than the release of claims in Paragraph No. 5 above) be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void and severed from this Letter Agreement, leaving the remainder of this Letter Agreement in full force and effect. However, if the release of claims in Paragraph No. 5 above is found to be invalid, you agree to execute a valid release of all claims within the scope of Paragraph No. 5.

17. This Letter Agreement, which includes a general release of claims, represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties, other than your Restrictive Covenant Agreement (as referred to in Paragraph No. 7). You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Letter Agreement, except those set forth in this Letter Agreement.

18. This Letter Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, and the counterparts together shall constitute one and the same agreement. A copied, scanned or faxed signature shall be treated the same as an original.

The Company would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.

Very truly yours,

Kelley Boucher
Chief Human Resources Officer

You have been advised in writing that you have been given until March 5, 2024, a period of more than twenty-one (21) days, to consider this Letter Agreement, but that you may not sign it until after the Separation Date. You have also been advised to consult with an attorney prior to the execution of this Letter Agreement.

Having elected to execute this Letter Agreement, to fulfill the promises set forth in this Letter Agreement, and to receive thereby the sums and benefits set forth in Paragraph No. 3 above, you freely and knowingly, and after due consideration, enter into this Letter Agreement intending to waive, settle, and release all claims you have or might have against the Company and the other Released Parties (including, without limitation, any claims under the Age Discrimination in Employment Act of 1967).

Date: 03/03/2024	/s/ Indrani Franchini
Indrani Franchini